Exhibit 10.20

TE CONNECTIVITY SUPPLEMENTAL SAVINGS

AND RETIREMENT PLAN

As Amended and Restated Effective as of January 1, 2025

Page

ARTICLE IPurpose1

1.1Supplemental Savings and Retirement Plan1

1.2Benefits Under the Tyco SSRP and the Plan1

1.3Transfer of Accounts as a Result of the BNS Divesture2

1.4Changes to the Plan as the Result of Changes to the Matching Contribution Structure of the Tyco Electronics Corporation Retirement Savings and Investment Plan2

1.5Plan Amendments2

1.6Deferred Compensation Plan3

ARTICLE IIDefinitions3

2.1Account3

2.2Administrative Error Correction3

2.3Affiliated Company3

2.4Appeal Committee4

2.5Base Salary4

2.6Base Salary Deferral4

2.7Beneficiary(ies)4

2.8Board4

2.9Bonus Compensation4

2.10Bonus Compensation Deferral4

2.11Cause4

2.12Change of Control5

2.13Code6

2.14Commission Compensation6

2.15Company6

2.16Company Credit6

2.17Compensation6

2.18Compensation Deferral7

2.19Disability7

2.20Discretionary Credit7

2.21Effective Dates7

2.22Eligible Employee7

2.23Enrollment and Payment Agreement8

2.24Exchange Act9

2.25Fiscal Year9

2.26Matching Credit9

2.27Maximum Matching Percentage9

2.28Measurement Funds9

2.29Non-Standard Matching Contribution Structure9

2.30Participant9

2.31Plan9

2.32Plan Administrator9

2.33Plan Year10

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2.34Prior Eligible Employee10

2.35Responsible Company10

2.36Retirement10

2.37RSIP10

2.38RSIP Election10

2.39RSIP Limit10

2.40Separation10

2.41Separation Date10

2.42Separation from Service10

2.43Separation Payment11

2.44Specified Date Payment11

2.45Spillover Deferrals11

2.46Standard Matching Contribution Structure11

2.47TEL11

2.48Tyco SSRP11

2.49Year of Service11

ARTICLE IIIAdministration11

3.1Plan Administrator11

ARTICLE IVEligibility for Participation11

4.1Current Participants11

4.2Future Participants12

4.3Prior Eligible Employees12

ARTICLE VBasic Deferral Participation12

5.1Election to Participate12

5.2Amount of Deferral Election13

5.3Deferral Limits13

5.4Period of Commitment13

5.5Change of Status13

5.6Vesting of Compensation Deferrals14

ARTICLE VISpillover Participation/Matching, Company and Discretionary Credits14

6.1Spillover Election14

6.2Matching Credits14

6.3Company Credits15

6.4Discretionary Credits15

6.5Vesting of Matching, Company and Discretionary Credits16

ARTICLE VIIParticipant Account16

7.1Establishment of Account16

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7.2Earnings (or Losses) on Account17

7.3Valuation of Account17

7.4Statement of Account17

7.5Payments from Account17

7.6Separate Accounting17

ARTICLE VIIIPayments to Participants17

8.1Annual Election17

8.2Change in Election18

8.3Cash-Out Payments18

8.4Death or Disability Benefit18

8.5Valuation of Payments19

8.6Unforeseeable Emergency19

8.7Withholding Taxes19

8.8Effect of Payment19

8.9Facility of Payment19

8.10Special Payment Rules for Tyco Deferred Compensation Plan ("DCP") Accounts20

8.11Aggregation of Account Balance Plans20

ARTICLE IXClaims Procedures20

9.1Filing a Claim20

9.2Appeal of Denied Claims22

9.3Legal Action23

9.4Discretion of the Plan Administrator23

9.5Burden of Proof Regarding Records23

ARTICLE XMiscellaneous24

10.1Protective Provisions24

10.2Inability to Locate Participant or Beneficiary24

10.3Designation of Beneficiary24

10.4No Contract of Employment25

10.5No Limitation on Company Actions25

10.6Obligations to Company25

10.7No Liability for Action or Omission25

10.8Non-Alienation of Benefits25

10.9Liability for Benefit Payments26

10.10TEL Guarantee26

10.11Unfunded Status of Plan26

10.12Forfeiture for Cause26

10.13Recovery of Overpayment27

10.14Governing Law; Venue27

10.15Severability of Provisions27

10.16Headings and Captions27

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10.17Gender, Singular and Plural27

10.18Notice27

10.19Amendment and Termination28

10.20Delay of Payment for Specified Employees28

10.21Special Rule Regarding Election Changes on or Before December 31, 200828

TE CONNECTIVITY SUPPLEMENTAL SAVINGS
AND RETIREMENT PLAN

ARTICLE I
Purpose
1.1Supplemental Savings and Retirement Plan. The name of this plan is the TE Connectivity Supplemental Savings and Retirement Plan (prior to January 1, 2017, the Tyco Electronics Corporation Supplemental Savings and Retirement Plan) (the "Plan"). The Plan was originally effective as of the separation of Tyco Electronics Ltd. and its underlying Subsidiaries (as defined in Section 2.12(a))from the Tyco International Ltd. controlled group of corporations (the "Separation"), which occurred on June 29, 2007 ("Original Effective Date"). The Plan was created as a spin-off from and was a continuation of the Tyco Supplemental Savings and Retirement Plan ("Tyco SSRP") with respect to the Accounts of certain Participants who were aligned with the Tyco Electronics business unit in conjunction with the Separation. The Plan was also created to provide certain of the key employees of the Company and the key employees of its parents, Subsidiaries and affiliates with the ability to defer receipt of compensation that would otherwise be payable to them and to make up for amounts that could not be contributed on their behalf as matching contributions under the TE Connectivity Retirement Savings and Investment Plan (f/k/a the Tyco Electronics Corporation Retirement Savings and Investment Plan) due to certain restrictions applicable under the Internal Revenue Code of 1986, as amended (the "Code"). This amendment and restatement of the Plan, effective as of January 1, 2025 (the "Restated Effective Date"), is intended, except for amounts that were deferred and vested as of December 31, 2004, to be interpreted and applied so as to comply in all respects with the provisions of Section 409A of the Code and regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the regulations promulgated thereunder.

Effective January 1, 2017, the name of the Company, Tyco Electronics Corporation, changed to TE Connectivity Corporation, and the name of the Plan was changed to the TE Connectivity Supplemental Savings and Retirement Plan. These name changes have no impact on the benefits accrued, eligibility of persons to participate in the Plan, or rights of Participants under the Plan.

1.2Benefits Under the Tyco SSRP and the Plan. With respect to each Participant (or Beneficiary, as applicable) who participated in the Tyco SSRP prior to the Separation and who was aligned with the Tyco Electronics business unit, Tyco International Management Company transferred from the Tyco SSRP to such Participant's or Beneficiary's Account under the Plan an amount equal to the value of the notional accounts credited to the Participant or Beneficiary under the Tyco SSRP immediately prior to such transfer. Benefits for any Participant or Beneficiary that were credited under the Tyco SSRP prior to the Original Effective Date and that were transferred to this Plan will be determined in accordance with the provisions of the Tyco SSRP (and, if applicable, under the Tyco Deferred Compensation Plan for deferrals prior to January 1, 2005), but paid under this Plan unless modifications to such transferred benefits are specifically provided herein or by a subsequent amendment to this Plan, or if an election contemplated under Section 10.21 is made available. Benefits credited on and after the Original Effective Date and before the Restated Effective Date shall be determined in accordance with the provisions of this Plan as originally adopted on June 29, 2007 and any administrative actions taken thereunder to comply in good faith with the requirements of Section 409A of the Code and the regulations and rulings promulgated thereunder, unless modifications to such benefits are specifically provided herein or by a subsequent amendment to this Plan, or if an election contemplated under Section 10.21 is made available. Benefits credited on and after the Restated Effective Date shall be determined in accordance with the provisions of this Plan as amended and restated herein.
1.3Transfer of Accounts as a Result of the BNS Divesture. Effective as of the closing date of the corporate transaction described in the Stock and Asset Purchase Agreement by and among TE Connectivity Ltd., CommScope Holding Company, Inc., and CommScope, Inc. dated January 27, 2015 (the "BNS Divestiture"), the Accounts of Plan participants in the Broadband Network Solutions business unit who are terminated as a result of the BNS Divestiture will be transferred out of the Plan to the plan established by CommScope, Inc. to receive such accounts.
1.4Changes to the Plan as the Result of Changes to the Matching Contribution Structure of the Tyco Electronics Corporation Retirement Savings and Investment Plan. The RSIP (as defined in Section 2.37) was amended, effective January 1, 2016, to provide Non-Standard Matching Contribution Structures for certain acquired business units or Affiliated Companies that are different from the Standard Matching Contribution Structure under the RSIP. The Plan was amended to provide that employees (who would otherwise be Eligible Employees) of any business unit or Affiliated Company that adopts a Non-Standard Matching Contribution Structure rather than the Standard Matching Contribution Structure will be excluded from participation in the Plan, until the Annual Enrollment Period coincident with or immediately following the date the business unit or the Affiliated Company adopts the Standard Matching Contribution Structure or the employee transfers to another business unit or Affiliated Company that provides the Standard Matching Contribution Structure.
1.5Plan Amendments. The Plan is amended, generally effective January 1, 2025, to (i) provide that, effective May 29, 2024, the TE Connectivity Retirement Administrative Committee will be the plan administrator, except that the TE Connectivity Employee Benefits Administrative Committee will be responsible for deciding appeals of denied claims; (ii) reflect that "TE Connectivity Ltd." is now known as "TE Connectivity plc" following redomicilation; and (iii) make certain other clarifying changes. The Plan was previously amended and restated, generally effective January 1, 2024, except as otherwise specified, to (i) provide that cash-out payments will be made within 60 days after March 1 of the year following the year of Separation from Service, which aligns the timing of cash-out payments with the timing of Separation Payments ; and (ii) make certain clarifying changes. The Plan was previously amended, generally effective January 1, 2022, to reflect that short-term disability pay is not Base Pay under the Plan and to make certain clarifying changes. The Plan was previously amended, generally effective September 1, 2021, to make certain clarifying changes. The Plan was previously amended, generally effective January 1, 2021, to reflect that RSIP Elections will be determined based on both the Participant's pre-tax and/or Roth percentage election in the RSIP. The Plan was previously amended, generally effective January 1, 2018, to incorporate prior amendments, to change the name of the Plan from the Tyco Electronics Corporation Supplemental Savings and Retirement Plan to the TE Connectivity Supplemental Savings and Retirement Plan (effective January 1, 2017), to automatically extend eligibility to Eligible Employees in Band 4.1, and to provide that Company contributions will only be made to Participants who are actively participating in the Plan.
1.6Deferred Compensation Plan. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a non-qualified, "top hat" plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The provisions of this Plan shall apply to Base Salary Deferrals, Bonus Compensation Deferrals, Spillover Deferrals, Matching Credits, Company Credits and Discretionary Credits, and to any earnings credited thereon.
ARTICLE II
Definitions

For ease of reference, the following definitions will be used in the Plan:

2.1Account. "Account" means the bookkeeping account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under this Plan or is otherwise entitled to a benefit under ARTICLE VI and shall not constitute a separate fund of assets. The term "Account" includes the value of amounts transferred from the Tyco SSRP in conjunction with the Separation.
2.2Administrative Error Correction. "Administrative Error Correction" means the discretion used by the Plan Administrator to permit an Administrative Error to be corrected by allowing the affected Eligible Employee or Participant's Enrollment and Payment Agreement to be processed as soon as practicable after December 31 (and any related payroll discrepancy to be corrected). Such processing and correction shall only be allowed to the extent permitted under Section 409A of the Code and the regulations and rulings promulgated thereunder. "Administrative Error" means (i) an error by an Eligible Employee or Participant to file an Enrollment and Payment Agreement, or any other similar action, following a good faith attempt, or (ii) the failure of the Plan Administrator to properly process an Eligible Employee or Participant's Enrollment and Payment Agreement.
2.3Affiliated Company. "Affiliated Company" shall mean a United States (a) corporation which, together with TEL (as defined in Section 2.47), is a member of a controlled group of corporations (as defined in Section 414(b) of the Code); (b) trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with TEL; (c) corporation, partnership or other entity which, together with TEL, is a member of an affiliated service group (as defined in Section

414(m) of the Code); (d) organization which is required to be aggregated with TEL pursuant to regulations promulgated under Section 414(o) of the Code; or (e) any service recipient or employer that is within a controlled group of corporations as defined in Sections 1563(a)(1), (2) and (3) of the Code where the phrase "at least 50%" is substituted in each place "at least 80%" appears, and any service recipient or employer with trades or businesses under common control as defined in Section 414(c) of the Code and Treas. Reg. Section 1.414(c)-2 where the phrase "at least 50%" is substituted in each place "at least 80%" appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and 1.409A-1(h)(3)), the phrase "at least 20%" shall be substituted in each place "at least 80%" appears as described above with respect to both a controlled group of corporations and trades or businesses under common control.
2.4Appeal Committee. "Appeal Committee" means, as of May 29, 2024, the TE Connectivity Employee Benefits Administrative Committee, appointed by the Board of Directors of TE Connectivity Corporation.
2.5Base Salary. "Base Salary" means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Effective January 1, 2023, "Base Salary" does not include short-term disability pay.
2.6Base Salary Deferral. "Base Salary Deferral" means that portion of Base Salary as to which a Participant has made an election to defer receipt pursuant to ARTICLE V.
2.7Beneficiary(ies). "Beneficiary" or "Beneficiaries" means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant's death as provided in Section 10.3.
2.8Board. "Board" means the Board of Directors of TE Connectivity Corporation (f/k/a Tyco Electronics Corporation).
2.9Bonus Compensation. "Bonus Compensation" means any annual performance-based cash bonus or incentive compensation payable to a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan that permits the voluntary deferral of compensation. Bonus Compensation shall not include any sign-on, retention, spot, impact, or any other special or one-time bonus payment, or any amount paid under any equity incentive plan.
2.10Bonus Compensation Deferral. "Bonus Compensation Deferral" means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to ARTICLE V.
2.11Cause. "Cause" means a Participant's (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor,

(iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct that has or could have a serious and detrimental impact on the Company and/or its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of "Cause" may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., employee refuses to improve deficient performance).
2.12Change of Control. "Change of Control" means any of the following events:
(a)any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act), excluding for this purpose (i) TEL or any Subsidiary company (wherever incorporated) of TEL as defined under applicable Swiss corporation law, including any company controlled by or under common control of TEL (a "Subsidiary") and (ii) any employee benefit plan of TEL or any Subsidiary (or any person or entity organized, appointed or established by TEL for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of TEL) that is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of TEL representing more than 30% of the combined voting power of TEL's then-outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by TEL;
(b)persons who, as of the Restated Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason (including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of TEL subsequent to the Restated Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;
(c)consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 80% of the assets of TEL (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of TEL immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns TEL or all or substantially all of TEL's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of TEL; or
(d)approval by the stockholders of TEL of a complete liquidation or dissolution of TEL;

provided, however, that if and to the extent that any provision of this Plan would cause a payment of deferred compensation that is subject to Section 409A(a)(2) of the Code to be made upon the occurrence of a "Change in Control," then such payment shall not be made unless such "Change in Control" satisfies the requirements of Section 409A(2)(A)(v) of the Code and applicable regulations and rulings thereunder.

2.13Code. "Code" means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).
2.14Commission Compensation. "Commission Compensation" means any commission payable to a Participant as of any date of reference during the relevant Plan Year before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.
2.15Company. "Company" means TE Connectivity Corporation (prior to January 1, 2017, Tyco Electronics Corporation), a Pennsylvania corporation, and its parents, Subsidiaries, affiliates and successors (excluding any parent, Subsidiary or affiliate that has not been approved by the Company for participation in this Plan). Where the context so requires, "Company," used in reference to a Participant, means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time. For purposes of eligibility to participate in the Plan, "Company" does not include any business unit or Affiliated Company that adopts a Non-Standard Matching Contribution Structure rather than the Standard Contribution Matching Structure until the business unit or Affiliated Company adopts the Standard Matching Contribution Structure and the Company approves such entity for participation in the Plan; provided, however, that no employee who was employed by a business unit or Affiliated Company that adopted a Non-Standard Matching Contribution Structure and who subsequently becomes eligible for the Standard Matching Contribution Structure will be an Eligible Employee until the Annual Enrollment Period coincident with or immediately following the date the employee becomes eligible for the Standard Matching Contribution Structure.
2.16Company Credit. "Company Credit" means an amount credited by the Company for the benefit of a Participant pursuant to Section 6.3.
2.17Compensation. "Compensation" means an Eligible Employee's (i) Base Salary as in effect from time to time during a Plan Year, (ii) Commission Compensation earned during a Plan Year and (iii) Bonus Compensation earned for an applicable Fiscal Year. For purposes of determining a Participant's Company Credits under Section 6.3 and Discretionary Credits under Section 6.4 for any Plan Year, Compensation shall include only Base Salary, Bonus Compensation and Commission Compensation actually paid to the Participant during such Plan Year. Moreover, for purposes of deferral elections under ARTICLE V, Compensation shall not include Commission Compensation. In no event shall any of the following items be treated as Compensation hereunder: (i) payments from this Plan or any other Company non-qualified deferred compensation plan; (ii) income from the exercise of non-qualified stock options or from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) reimbursement for moving expenses or other relocation expenses; (iv) mortgage interest differentials; (v) payment for reimbursement of taxes; (vi) international assignment premiums, allowances or other reimbursements; or (vii) any other payments as determined by the Plan Administrator in its sole discretion.
2.18Compensation Deferral. "Compensation Deferral" means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to ARTICLE V or Section 6.1. A Participant's Compensation Deferral may consist of Base Salary Deferrals, Bonus Compensation Deferrals, Spillover Deferrals, or a combination thereof, as applicable to the Participant.
2.19Disability. "Disability" means that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving (and has received for at least three months) income replacement benefits under any Company-sponsored disability benefit plan. A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.
2.20Discretionary Credit. "Discretionary Credit" means any amount credited to a Participant's Account under Section 6.4.
2.21Effective Dates. "Original Effective Date" means the original effective date of the Plan, which was June 29, 2007. "Restated Effective Date" means January 1, 2025.
2.22Eligible Employee. "Eligible Employee" for all purposes under this Plan includes any employee (other than a temporary employee) of the Company who is (i) a U.S. citizen or a resident alien permanently assigned to work in the United States; (ii) paid on the United States payroll (other than Puerto Rico); (iii) either (a) subject to the requirements of Section 16(a) of the Exchange Act, (b) included in career bands 0-4.1 of the Company's pay scale, or (c) nominated by the Company for participation in this Plan; (iv) paid a Base Salary for a relevant Plan Year that exceeds the "highly compensated employee" dollar threshold under Section 414(q)(1)(B) of the Code for such year; and (v) has management responsibility. Solely for purposes of determining eligibility for Company Credits under Section 6.3, "Eligible Employee" includes any employee of the

Company who meets the requirements set forth in (i) through (iv) above and who, for a relevant Plan Year, is actively participating in the Plan by making Compensation Deferrals and is paid Compensation in excess of the limitation on includible compensation under Section 401(a)(17) of the Code. Notwithstanding the foregoing, employees eligible to participate in any "Non-U.S. TE Connectivity Corporation (f/k/a Tyco Electronics Corporation) Retirement Plan" shall not be Eligible Employees for purposes of the Plan. A "Non-U.S. TE Connectivity Corporation (f/k/a Tyco Electronics Corporation) Retirement Plan" is defined as any pension or retirement plan, program or scheme established outside the United States of America that is either sponsored by a non-U.S. TE Connectivity Corporation (f/k/a Tyco Electronics Corporation) Affiliated Company or is mandated by a governmental body or under the terms of a bargaining agreement and shall include any termination or retirement indemnity program and the national social security arrangements in Italy, Portugal and Spain, but shall exclude national social security arrangements in any other country. Notwithstanding the foregoing, if an employee who met the eligibility requirements above in one Plan Year and who participated in the Plan in that Plan Year is enrolled in the Plan in the following Plan Year, but fails to meet the eligibility requirement in subsection (iv) of the first sentence of this Section 2.22 in that following Plan Year, then the Plan Administrator shall have the discretion to allow that employee to remain enrolled in the Plan for that following Plan Year, provided that the employee's Base Salary level for that following Plan Year was no less than 90% of the applicable "highly compensated employee" dollar threshold under Section 414(q)(1)(B) of the Code for such year. An Eligible Employee does not include an employee of a business unit or Affiliated Company that adopts a Non-Standard Matching Contribution Structure rather than the Standard Matching Contribution Structure until the business unit or Affiliated Company adopts the Standard Matching Contribution Structure or the employee transfers to another business unit or an Affiliated Company that provides the Standard Matching Contribution Structure; provided, however, that no employee who was employed by a business unit or Affiliated Company that adopted a Non-Standard Matching Contribution Structure and who subsequently becomes eligible for the Standard Matching Contribution Structure will be an Eligible Employee until the Annual Enrollment Period coincident with or immediately following the date the employee becomes eligible for the Standard Matching Contribution Structure. Notwithstanding anything in this Plan to the contrary, the Company has sole discretion to determine eligibility under this Plan and any employee of the Company (even a Company that was not previously approved by the Company for participation in the Plan) designated by the Company as eligible to participate shall be an "Eligible Employee", even if they do not otherwise satisfy the requirements of this Section. Likewise, any employee of the Company who the Company decides is ineligible to participate in the Plan shall not be an "Eligible Employee", even if they do satisfy the requirements of this Section.
2.23Enrollment and Payment Agreement. "Enrollment and Payment Agreement" means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits or Discretionary Credits for a Plan Year. An Enrollment and Payment Agreement may be filed in any form so designated by the Plan Administrator, including electronically.

2.24Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.
2.25Fiscal Year. "Fiscal Year" means the Company's fiscal year, which is the 52- or 53-week period ending on the Friday nearest September 30 of each calendar year.
2.26Matching Credit. "Matching Credit" means an amount credited to a Participant's Account under Section 6.2.
2.27Maximum Matching Percentage. "Maximum Matching Percentage" for any Plan Year means the maximum matching contribution percentage available under the RSIP for such Plan Year for an individual who has the same Years of Service as the Participant (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Section 401(a)(17), Section 402(g) or Section 415(c) of the Code or any other limit imposed by the terms of the RSIP or by the RSIP's plan administrator).
2.28Measurement Funds. "Measurement Funds" means one or more of the independently established funds or indices that are identified by the Plan Administrator. These Measurement Funds are used solely to calculate the earnings that are credited to each Participant's Account(s) in accordance with ARTICLE VI below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Plan Administrator in its reasonable discretion. Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Plan Administrator; provided that if the Measurement Funds hereunder correspond with funds available for investment under the RSIP, then, unless the Plan Administrator otherwise determines in its discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.
2.29Non-Standard Matching Contribution Structure. "Non-Standard Matching Contribution Structure" means the matching contributions made for certain acquired business units or Affiliated Companies that are different from the Standard Matching Contribution Structure.
2.30Participant. "Participant" means any employee who satisfies the eligibility requirements set forth in ARTICLE IV or a former employee who has an Account that is not fully distributed. In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian.
2.31Plan. "Plan" means this Plan, titled the "TE Connectivity Supplemental Savings and Retirement Plan" (prior to January 1, 2017, the Tyco Electronics Corporation Supplemental Savings and Retirement Plan), as amended from time to time hereafter.
2.32Plan Administrator. "Plan Administrator" means, as of May 29, 2024, the TE Connectivity Retirement Administrative Committee, appointed by the Board of Directors of TE Connectivity Corporation to manage and administer the Plan (or, where the context so requires, any delegate of the Plan Administrator).
2.33Plan Year. "Plan Year" means the 12-month period beginning on each January 1 and ending on the following December 31.
2.34Prior Eligible Employee. "Prior Eligible Employee" means any Eligible Employee who incurred a Separation from Service from the Company or who elected to cancel his or her Compensation Deferral election pursuant to the reasons set forth in Section 5.5 of the Plan and who participated in the Plan or any other non-qualified deferred compensation plan maintained by the Company or any of its Affiliated Company during the two years preceding the date of such Eligible Employee's re-employment with the Company.
2.35Responsible Company. "Responsible Company" has the meaning assigned to that term in Section 10.9.
2.36Retirement. "Retirement" means a Separation from Service (other than for Cause) (i) after attaining age 55 and (ii) with a combination of age and Years of Service at Separation from Service totaling at least 60.
2.37RSIP. "RSIP" means the TE Connectivity Retirement Savings and Investment Plan (f/k/a Tyco Electronics Corporation Retirement Savings and Investment Plan) (or its immediate predecessor or any successor plan if the context so indicates) applicable to a Participant.
2.38RSIP Election. "RSIP Election" means the percentage of the Participant's compensation that he or she has elected to contribute on a pre-tax and/or Roth basis to the RSIP for a Plan Year, determined at the beginning of such Plan Year.
2.39RSIP Limit. "RSIP Limit" means any of the limitations in Section 401(a)(17), Section 402(g) or Section 415(c) of the Code, or any other limit imposed by the terms of the RSIP or by the RSIP's plan administrator.
2.40Separation. "Separation" means the transaction whereby the public shareholders of Tyco International Ltd. were issued stock dividends consisting of the common stock of Tyco Electronics Ltd. and Covidien Ltd. The Separation occurred on June 29, 2007.
2.41Separation Date. "Separation Date" means the last day of a Participant's active employment with the Company before incurring a Separation from Service without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion.
2.42Separation from Service. "Separation from Service" means a Participant's separation from service with the Company within the meaning of Section 409A of the Code and the regulations and rulings promulgated thereunder. A Separation from Service occurs when the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period or shorter period if the Participant was employed for less than 36 months.
2.43Separation Payment. "Separation Payment" means the payment made on the Participant's Separation Date.
2.44Specified Date Payment. "Specified Date Payment" has the meaning set forth in Section 8.1. "Conditional Specified Date Payment" has the meaning set forth in Section 8.1.
2.45Spillover Deferrals. "Spillover Deferrals" means Compensation Deferrals credited to the Account of a Participant as a result of an election made for a Plan Year by such Participant in accordance with the terms of Section 6.1.
2.46Standard Matching Contribution Structure. "Standard Matching Contribution Structure" means the standard matching contribution formula under the RSIP.
2.47TEL. "TEL" means TE Connectivity plc (formerly known as TE Connectivity Ltd.).
2.48Tyco SSRP. "Tyco SSRP" means the Tyco Supplemental Savings and Retirement Plan in effect on the Separation.
2.49Year of Service. "Year of Service" means a Year of Service as determined under the RSIP.
ARTICLE III
Administration
3.1Plan Administrator. The Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret the Plan; to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan; and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan. All decisions and determinations by the Plan Administrator shall be final and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.
ARTICLE IV
Eligibility for Participation
4.1Current Participants. Any Eligible Employee who has an Account under the Plan immediately prior to the Restated Effective Date or who has elected to make Compensation Deferrals effective for the 2025 Plan Year shall be deemed a Participant as of the Restated Effective Date. An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant's Account.

4.2Future Participants. Any Eligible Employee, other than a Prior Eligible Employee, who is not a Participant as of the Restated Effective Date under Section 4.1 will be eligible to become a Participant for the first full pay period following the date on which he or she makes an initial election to participate or as soon as practicable thereafter (subject to any limitations set forth herein); provided, however, that no employee who was employed by a business unit or Affiliated Company that adopts a Non-Standard Matching Contribution Structure and who subsequently transfers to a business unit or Affiliated Company that adopts a Standard Matching Contribution Structure will be an Eligible Employee until the Annual Enrollment Period coincident with or immediately following the date the employee becomes an Eligible Employee and works for a business unit or Affiliated Company that adopts the Standard Matching Contribution Structure.
4.3Prior Eligible Employees. Any Prior Eligible Employee will be eligible to become a Participant during the Annual Enrollment Period immediately following the Prior Eligible Employee's date of re-employment or date of Compensation Deferral cancellation.
ARTICLE V
Basic Deferral Participation
5.1Election to Participate. An Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator or its designee, a Compensation Deferral with respect to (i) Base Salary payable in a Plan Year and/or (ii) Bonus Compensation earned for the Fiscal Year that ends within the Plan Year and payable after the close of such Fiscal Year. Enrollment and Payment Agreements for all such Compensation Deferrals for a Plan Year (or the Fiscal Year that ends in such Plan Year) must be filed with the Plan Administrator on or before (A) November 30 immediately preceding the first day of such Plan Year unless a different deadline is provided by the Plan Administrator in its sole discretion (but, in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year) for Base Salary elections and (B) the last Friday of September immediately preceding the first day of such Plan Year unless a different deadline is provided by the Plan Administrator in its sole discretion (but, in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year) for Bonus Compensation. An individual who first becomes an Eligible Employee because he or she is a new hire or rehire prior to September 1 in any Plan Year may file an initial partial-year Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Base Salary payable for the remainder of such Plan Year (but only for pay periods following the filing of such election). An individual who first becomes an Eligible Employee because he or she is a new hire or rehire on or after September 1 of any Plan Year but prior to December 31 of such Plan Year may file an Enrollment and Payment Agreement effective for the next Plan Year, no later than 30 days after first becoming an Eligible Employee, but such Enrollment and Payment Agreement shall be applicable only to Base Salary for the next Plan Year and only for pay periods following the filing of such election.

Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.

For purposes of the Plan, an employee who otherwise meets the requirements of Section 2.22 will be considered an Eligible Employee on the 15th day of the month following the employee's hire date. An employee who otherwise meets the requirements of Section 2.22 will be considered an Eligible Employee on the employee's hire date.

5.2Amount of Deferral Election. Pursuant to each Enrollment and Payment Agreement for a Plan Year, a Participant shall irrevocably elect to defer as a whole percentage (i) up to 50% of his or her Base Salary for the applicable Plan Year (or remainder of the Plan Year, as the case may be); and/or (ii) up to 100% of his or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.
5.3Deferral Limits. The Plan Administrator may change the minimum or maximum deferral percentages from time to time. Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement. Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.
5.4Period of Commitment. A Participant's Enrollment and Payment Agreement as to a Compensation Deferral shall remain in effect only for the immediately succeeding Plan or Fiscal Year (or the remainder of the current year, as applicable), unless the Plan Administrator determines in its sole discretion to begin treating Participant elections as "evergreen" (i.e., as continuing in effect until affirmatively revoked), with such determination to be made prior to the beginning of the applicable Plan Year and Fiscal Year for which it is effective and with affected Participants being provided reasonable advance notice such that they can timely elect to discontinue or change their prior elections.
5.5Change of Status. Effective January 1, 2023, a Participant's Compensation Deferrals for a Plan Year or Fiscal Year shall be suspended for the remainder of such Plan Year or Fiscal Year (i) if the Participant incurs an "unforeseeable emergency" (as defined in Section 8.6) during such Plan Year or Fiscal Year, (ii) if the Participant is granted a hardship withdrawal under the RSIP during such Plan Year or Fiscal Year, or (iii) there occurs any other circumstance determined by the Plan Administrator that would comply with the applicable requirements under Section 409A of the Code and the regulations and rulings promulgated thereunder. Prior to January 1, 2023, a Participant's Compensation Deferrals for a Plan Year or Fiscal Year may be suspended for the remainder of such Plan Year or Fiscal Year (i) if the Participant incurs a Separation from Service during such Plan Year or Fiscal Year, (ii) if the Participant incurs an "unforeseeable emergency" (as defined in Section 8.6) during such Plan Year or Fiscal Year, (iii) if the Participant is granted a hardship withdrawal under the RSIP during such Plan Year or Fiscal Year, or (iv) there occurs any other circumstance determined by the Plan Administrator that would comply with the applicable requirements under Section 409A of the Code and the regulations and rulings promulgated thereunder.

5.6Vesting of Compensation Deferrals. Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.12).
ARTICLE VI
Spillover Participation/Matching, Company and Discretionary Credits
6.1Spillover Election. Any Eligible Employee may elect to make Spillover Deferrals for a Plan Year. Such election may be made by filing an Enrollment and Payment Agreement with the Plan Administrator on or before the last Friday of September immediately preceding the first day of such Plan Year unless otherwise permitted by the Plan Administrator in its sole discretion (but, in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year). Such election shall be deemed an irrevocable commitment by such Participant to defer hereunder a percentage of his or her periodic Compensation equal to the Participant's RSIP Election for such Plan Year, with such deferrals commencing at the time the Participant's pretax and Roth RSIP contributions are suspended for the Plan Year as the result of the imposition of any limitation under the RSIP or applicable law or any procedure established by the Plan Administrator in accordance with applicable law and continuing for the remainder of the Plan Year; provided that a Participant who elects to make Spillover Deferrals will be deemed to have made a commitment to maintain his or her RSIP Election in effect for the entire Plan Year (up to the time of such suspension) without change.

Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.

6.2Matching Credits. An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant's Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant's Compensation Deferrals under Section 5.1 for such Plan Year on Compensation up to the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code, and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1 (disregarding any such Compensation that exceeds the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code). For purposes of this Section 6.2, the Participant's Maximum Matching Percentage each payroll period during the Plan Year will equal the matching percentage credited to the Participant's tax-deferred contributions and Roth contributions under RSIP during that same period. If the Participant is deferring amounts under this Plan, but is not making tax-deferred or Roth contributions to the RSIP during a particular payroll period, then the Maximum Matching Percentage for that payroll period shall be the lowest matching percentage available under RSIP; provided, however, that any Participant who, during the Plan Year, transfers to a business unit or to an Affiliated Company that has adopted a Non-Standard Matching Contribution Structure, and by reason of such transfer is no longer an Eligible Employee, shall continue to have the same Maximum Matching Percentage apply that was in effect prior to the transfer for the remainder of the Plan Year during which the Participant has an irrevocable deferral election but is not otherwise an Eligible Employee. Matching Credits shall be credited to a Participant's Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.
6.3Company Credits. A Participant who has elected to make Compensation Deferrals for a Plan Year shall receive Company Credits for such Plan Year in an amount equal to the Participant's Maximum Matching Percentage for such Plan Year multiplied by the Participant's Compensation in excess of the annual dollar limitation set forth in Section 401(a)(17) of the Code for such Plan Year; provided, however, that no Company Credit will be made to a Participant unless the Participant is actively participating in the Plan by making Compensation Deferrals. For purposes of this Section 6.3, the Participant's Maximum Matching Percentage will equal the matching percentage credited to the Participant's tax-deferred contributions and Roth contributions under RSIP at the point that either the Section 402(g) limit is reached or the Section 401(a)(17) limit is exceeded; provided, however, that any Participant who, during the Plan Year, transfers to a business unit or to an Affiliated Company that has adopted a Non-Standard Matching Contribution Structure, and by reason of such transfer is no longer an Eligible Employee, shall continue to have the same Maximum Matching Percentage apply that was in effect prior to the transfer for the remainder of the Plan Year during which the Participant has an irrevocable deferral election but is not otherwise an Eligible Employee. Company Credits shall be credited to a Participant's Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Company Credit for such Plan Year, shall have the portion of his or her Account attributable to such Company Credit, if vested, distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. Prior to the Restated Effective Date, a Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Company Credit for such Plan Year (and has not previously received any Company Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practicable (but no later than 30 days) after becoming eligible for such Company Credit, electing the timing and form of payment of the portion of the Participant's Account attributable to such Company Credit, if vested. Such election shall be deemed to apply also to any Company Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Company Credit, and each Company Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as a Specified Date Payment in a single lump sum in the fifth Plan Year following the Plan Year for which each such Company Credit was received.
6.4Discretionary Credits. A Participant who is an Eligible Employee for any Plan Year may receive a Discretionary Credit for such Plan Year. Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the Participant's Account at such time or times as may be determined by the Company in its sole discretion. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Discretionary Credit for such Plan Year, shall have the portion of his or her Account attributable to such Discretionary Credit (if vested) distributed as specified in his or her Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Discretionary Credit for such Plan Year (and has not previously received any Discretionary Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practicable (but no later than 30 days) after becoming eligible for such Discretionary Credit, electing the timing and form of payment of the portion of the Participant's Account attributable to such Discretionary Credit (if vested). Such election shall be deemed to apply also to any Discretionary Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement. If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his or her Account attributable to such Discretionary Credit, and each Discretionary Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as a Specified Date Payment in a single lump sum in the fifth Plan Year following the Plan Year for which each such Discretionary Credit was received.
6.5Vesting of Matching, Company and Discretionary Credits. Effective October 1, 2017, Participants who are actively employed on or after September 29, 2017 shall become 100% vested in their past and future Matching Credits and Company Credits (subject to Section 10.12). Prior to October 1, 2017, subject in each case to Section 10.12, a Participant became 100% vested in Matching Credits and Company Credits (i) upon the completion of three Years of Service (subject to Section 10.12); (ii) if he or she had a Separation from Service by reason of his or her death, Disability or Retirement; (iii) upon the occurrence of a Change of Control; or (iv) under such other circumstances as are deemed appropriate by the Company. The portion of a Participant Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.12).
ARTICLE VII
Participant Account
7.1Establishment of Account. The Plan Administrator shall establish and maintain an Account with respect to each Participant's annual Compensation Deferrals, Matching Credits, Company Credits, and/or Discretionary Credits hereunder, as applicable, and amounts directly transferred from the Tyco SSRP as of the Original Effective Date, if any, on behalf of such Participant. Compensation Deferrals pursuant to Section 5.1 and Spillover Deferrals pursuant to Section 6.1 shall be credited by the Plan Administrator to the Participant's Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant's election. The Participant's Account shall be reduced by the amount of payments made to the Participant or the Participant's Beneficiary pursuant to this Plan and by any forfeitures.

7.2Earnings (or Losses) on Account. Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Account that shall be allocated among the various Measurement Funds. In default of such designation, credits to a Participant's Account shall be allocated to one or more default Measurement Funds as determined by the Plan Administrator in its sole discretion. A Participant's Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to a Participant's Accounts are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant's Account under this Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Measurement Funds to which his or her Account is deemed to be allocated.
7.3Valuation of Account. The value of a Participant's Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.
7.4Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.
7.5Payments from Account. Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated. If a payment is not made by the designated payment date under the Plan, the payment shall be made no later than December 31 of the calendar year in which the designated payment date occurs.
7.6Separate Accounting. If and to the extent required for the proper administration of the vesting or payments provisions of the Plan, the Plan Administrator may segregate a Participant's Account into subaccounts on the books and records of the Plan, all of which subaccounts shall, together, constitute the Participant's Account.
ARTICLE VIII
Payments to Participants
8.1Annual Election. Except as otherwise provided in Sections 6.3, 6.4, 8.3 or 8.4, any portion of the Participant's Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits or vested Discretionary Credits for a Plan Year shall be distributed (a) as a payment to be made or to commence following the Participant's Separation from Service ("Separation Payment"); or (b) as a payment to be made or to commence at a specified date, without reference to the Participant's Separation from Service (a "Specified Date Payment"); or (c) as a payment to be made or to commence on the earlier to occur of the Participant's Separation from Service date and a specified date, without reference to the Participant's Separation from Service (a "Conditional Specified Date Payment"). Payments made in accordance with one of the methods specified in the preceding sentence shall be made by one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum; or (ii) annual installments payable over a maximum of 10 years. A Separation Payment shall be made, or shall commence, within 60 days after March 1 of the year following the year in which the Participant's Separation from Service date occurs. A Specified Date Payment shall be made, or shall commence, within 60 days of the March 1st of the payment year designated by the Participant in the applicable Enrollment and Payment Agreement, which year shall (A) be no earlier than the year following the year in which the Participant becomes fully vested in Matching and/or Company Credits under Section 6.5 and (B) be no later than the year following the year in which the Participant attains age 70. A Conditional Specified Date Payment shall be made, or shall commence, within 60 days of the March 1st of the year following the year in which the applicable payment trigger occurs. For the avoidance of doubt, any Specified Date Payment elected prior to October 1, 2017 that references the date the Participant is vested shall be interpreted to mean the date the Participant would have been vested based on the Plan's vesting schedule at the time the Specified Date Payment was elected. The changes to the Plan's vesting schedule, effective October 1, 2017, shall not change or accelerate any Specified Payment Date.
8.2Change in Election. A Participant who is actively employed by the Company may change the payment date and/or the form of an existing payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the original payment date (in the case of installment payments, the date of the first scheduled installment payment), provided that such new election delays the payment year by at least five years from the original payment year, and provided, further, that such change in election shall not be effective until 12 months from the date it is filed. A Participant's reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments. The provisions of this Section 8.2 shall apply to all change elections made on or after January 1, 2009; change elections made prior to such date shall be governed by Section 10.2.
8.3Cash-Out Payments. Notwithstanding any election made under Section 8.1 or Section 8.2, if the total value of the Participant's Account on the first day of the Plan Year following his or her Separation from Service is less than $10,000, then the Participant's Account shall be paid to the Participant in one lump sum within 60 days after March 1 of the year following the year in which the Participant's Separation from Service occurs.
8.4Death or Disability Benefit. Upon the death or Disability of a Participant, the Participant or the Participant's Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment, with such payment to be made within

90 days after the date of the Participant's death or Disability. Such payment shall be in an amount equal to the value of the Participant's Account as of the last day of the calendar quarter following the Participant's death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.
8.5Valuation of Payments. Any lump sum benefit under Sections 8.1, 8.2 or 8.3 shall be payable in an amount equal to the value of the Participant's Account (or relevant portion thereof) as of the trading day immediately preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment. The first annual installment payment in a series of installment payments shall be equal to (i) the value of the Participant's Account (or relevant portion thereof) as of the trading day immediately preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (ii) the number of installment payments elected by the Participant. The remaining installments shall be paid in an amount equal to (a) the value of such Account (or relevant portion thereof) as of the trading day immediately preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (b) the number of remaining unpaid installment payments. For purposes of this Section, "trading day" means a day that the New York Stock Exchange (or, if applicable, any other recognized national securities exchange) is open for business.
8.6Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines that the Participant has suffered an "unforeseeable emergency" within the meaning of Section 409A(a)(2)(B)(ii) of the Code, the Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, within 90 days following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 8.7 (but in no event to exceed the maximum permitted amount determined under Section 409A(a)(2)(B)(ii) of the Code).
8.7Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
8.8Effect of Payment. The full payment of the applicable benefit under this ARTICLE VIII shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant's (and Beneficiary's) rights under this Plan shall terminate.
8.9Facility of Payment. Whenever, in the Plan Administrator’s opinion, a person entitled to receive any payment of a benefit or installment thereof is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the application of the payment for the benefit of such person in such a manner as the Plan Administrator considers advisable (e.g., the payment may be made to a guardian, conservator, or other legal representative or to an individual or institution entrusted with the care of the individual or the individual’s beneficiary (as applicable) or to a parent or grandparent, provided that (1) the Plan Administrator determines, in its discretion, that the payment will benefit the Participant or Beneficiary, (2) no other individual or institution is guardian, conservator, attorney-in-fact, or other legal representative, and (3) no prior claim has been made by a guardian, conservator, attorney-in-fact, or other legal representative). The Plan Administrator may require submission of documentation by the representative. If the representative wishes to act under a power of attorney, the power of attorney must be submitted for the Plan Administrator’s review. The Plan Administrator cannot recognize a power of attorney unless it complies with the Plan’s requirements. Any benefit payable to or for the benefit of a Participant, a Beneficiary, a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's legal representative, guardian, committee appointed for such Participant or Beneficiary, or to the party providing or reasonably appearing to provide for the care of such person, and such payment (which may be in installments) shall fully discharge the Plan Administrator, all Employers, and all other parties with respect thereto. The Plan Administrator may require such Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Employer.
8.10Special Payment Rules for Tyco Deferred Compensation Plan ("DCP") Accounts. Unless a Participant has made a revised election under Section 8.2 or 10.21, payment of the Participant's account attributable to amounts that were previously deferred under the DCP will be made or commence at the time specified under the terms of the DCP, but the form of payment will be governed by the terms of the election made by the Participant with respect to the account, notwithstanding DCP rules that would invalidate the form of payment, provided, however, that the value of the Participant's Account balance is at least $10,000.
8.11Aggregation of Account Balance Plans. Pursuant to Treas. Reg. Section 1.409A-1(c)(2), all "account balance plans," as defined in Treas. Reg. Section 1.409A-1(c)(2)(A)(1)-(2), including the Plan, shall be treated as deferred under a single plan.
ARTICLE IX
Claims Procedures
9.1Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator in accordance with the Plan Administrator's procedures. The Plan Administrator shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing using language calculated to be understood by the Participant and shall be delivered to the Participant or Beneficiary filing the claim ("Claimant").

(a)In General. Notice of a denial of benefits (other than Disability benefits) will be provided within 90 days of the Plan Administrator's receipt of the Claimant's claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period, and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.
(b)Disability Benefits. Notice of denial of Disability benefits will be provided within 45 days of the Plan Administrator's receipt of the Claimant's claim for Disability benefits (unless such period is extended, as provided below). If the Plan Administrator determines that it needs additional time to review the Disability claim, the 45-day period may be extended by the Plan Administrator for up to 30 days. The Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Plan Administrator determines that a decision cannot be made within the first 30-day extension due to matters beyond the control of the Plan Administrator, the period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Plan Administrator shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Plan Administrator expects to furnish a notice of decision, the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Plan Administrator. In the event that a 30-day extension is necessary due to a Claimant's failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.
(c)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall include a written explanation, using language calculated to be understood by the Participant.
(i)The decision shall set forth (a) the specific reason or reasons for such denial; (b) specific reference(s) to the relevant provision(s) of this Plan on which such denial is based; (c) a description, where appropriate, as to how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary; (d) the appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review; (e) the time limits for requesting a review under Section 9.2; and (f) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.
(ii)In the case of a complete or partial denial of a Disability benefit claim, the notice shall also provide a statement that the Plan Administrator will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.
9.2Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Appeal Committee within the deadlines described below. A Claimant (or his or her authorized representative) who timely requests a review of the denied claim may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeal Committee. All written comments, documents, records, and other information shall be considered "relevant" if the information (a) was relied upon in making a benefits determination; (b) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision; or (c) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeal Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeal Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeal Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required, notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeal Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(b)Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Appeal Committee no later than 180 days after receipt of the notification of such claim denial. The review shall be conducted by the Appeal Committee(exclusive of the person who made the initial adverse decision or such person's subordinate). In reviewing the appeal, the Appeal Committee shall (1) not afford deference to the initial denial of the claim, (2) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant's disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (3) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeal Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal or within 90 days after such receipt, in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim. If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeal Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeal Committee shall render a decision on its review of the denied claim.
(c)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall set forth the reasons for denial in language calculated to be understood by the Participant.
(i)The decision on review shall set forth (a) the specific reason or reasons for the denial; (b) specific reference(s) to the relevant provision(s) of this Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim; and (d) a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.
(ii)For the denial of a Disability benefit, the notice will also include a statement that the Appeal Committee will provide, upon request and free of charge, (a) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision; and (b) any medical opinion relied upon to make the decision.
9.3Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.
9.4Discretion of the Plan Administrator. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
9.5Burden of Proof Regarding Records. The records of the Company and any Affiliated Company with respect to length of employment, employment history, compensation, absences from employment and all other relevant matters may be conclusively relied on by the Plan Administrator for purposes of determining an individual’s eligibility or entitlement to Plan benefits, the amount of Plan benefits payable to an individual, the appropriate timing of payment of Plan benefits to an individual, and so forth. If an individual claiming benefits under the Plan believes those records are incorrect, the individual may provide documentation supporting his or her position to the Plan Administrator for review and consideration. However, the decision of the Plan Administrator with respect to any records dispute shall be final and binding on all parties.

The Company, Affiliated Companies, the Plan Administrator, and all other persons or entities associated with the operation of the Plan, the management of its assets, and the provision of benefits thereunder, may reasonably rely on the truth, accuracy and completeness of all data provided by any Participant or Beneficiary, including, without limitation, data with respect to age, health and marital status. Furthermore, the Company, Affiliated Companies, and the Plan Administrator and all other persons or entities associated with the operation of the Plan, its assets and the benefits provided under the Plan may reasonably rely on all consents, elections and designations filed with the Plan or those associated with the operation of the Plan and its corresponding trust by any Participant, the spouse of any Participant, any Beneficiary of any Participant, or the representatives of such persons without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of the Plan, its assets and the benefits provided under the Plan shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants, spouses of Participants, and Beneficiaries to advise the appropriate parties of any change in such data.

ARTICLE X
Miscellaneous
10.1Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant's Accounts in accordance with prior elections and subject to Section 10.12.
10.2Inability to Locate Participant or Beneficiary. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant's Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to ARTICLE VIII.
10.3Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Plan Administrator in its sole discretion) to receive any payments that may be made under the Plan following the Participant's death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant's estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

10.4No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
10.5No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action that is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.
10.6Obligations to Company. If a Participant becomes entitled to a payment of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable; provided, however, that such deductions cannot exceed $5,000 in the aggregate. Such determination shall be made by the Plan Administrator in its sole discretion.
10.7No Liability for Action or Omission. Neither the Company nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.
10.8Non-Alienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Account shall be liable for the debts, contracts, or engagements of any Participant, or his or her Beneficiary or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant's Account may be awarded to an "alternate payee" (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Plan Administrator's sole discretion, would meet the applicable requirements for qualification as a "qualified domestic relations order" (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA. Such amounts shall be payable to the alternate payee in the form of a lump sum distribution and shall be paid within 90 days following the Plan

Administrator's determination that the order satisfies the requirements to be a "qualified domestic relations order."
10.9Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the company that employed the Participant immediately prior to the event giving rise to a payment obligation (the "Responsible Company"). No other company or parent, affiliated, Subsidiary or associated company shall be liable or responsible for such payment, and nothing in this Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the TEL guarantee set forth in Section 10.10 below). The fact that a company or a parent, affiliated, Subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his or her Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.
10.10TEL Guarantee. TEL guarantees the payment by the Responsible Company (as defined in Section 10.9) of any benefits provided for or contemplated under this Plan that either (i) the Responsible Company concedes are due and owing to a Participant or Beneficiary or (ii) are finally determined to be due and owing to a Participant or Beneficiary, but that in either case the Responsible Company fails to pay.
10.11Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect on its books the Participants' interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant's right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Company determines that a "rabbi" trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment. The Company's obligations under this Plan are not assignable or transferable except to (i) any corporation or partnership which acquires all or substantially all of the Company's assets or (ii) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.
10.12Forfeiture for Cause. Notwithstanding any other provision of this Plan, if a Participant's employment is terminated for Cause, or if the Plan Administrator determines that a Participant who has a Separation from Service for any other reason had engaged in conduct prior to his or her Separation from Service that would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such Participant's Account under the Plan shall be forfeited and shall not be payable hereunder.
10.13Recovery of Overpayment. The Plan has a right of reimbursement against any person who receives or holds a payment from the Plan in excess of the amount to which a Participant, spouse, or Beneficiary is entitled under the terms of the Plan. The Plan Administrator may recover the amount overpaid in any manner determined by the Plan Administrator to be in the best interests of the Plan, including, but not limited to, by legal action against the recipient and/or holder of the overpayment or offset against other or future benefits payable to or with respect to the Participant, spouse, or Beneficiary under the Plan. The provisions of this Section are intended to clarify existing rights of the Plan and apply to all past or future overpayments.
10.14Governing Law; Venue. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania to the extent not superseded by federal law, without reference to the principles of conflict of laws. The courts of competent jurisdiction in Philadelphia, Pennsylvania shall have exclusive jurisdiction for all claims, actions and other proceedings involving or relating to the Plan or any party in interest, including, by way of example and without limitation, a claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law; (ii) to enforce rights under the Plan; (iii) to clarify rights to future benefits under the Plan; or (iv) that seeks a remedy, ruling or judgment of any kind against the Plan or a party in interest.
10.15Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
10.16Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
10.17Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
10.18Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to TE Connectivity Corporation, Attn: TE Connectivity Retirement Administrative Committee, c/o TE Law Department, 1050 Westlakes Drive, Berwyn, PA 19312-2423 or to such other person or entity as the Plan Administrator may designate from time to time. Any notice or filing required or permitted to be given to the Appeal Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to TE Connectivity Corporation, Attn: TE Connectivity Employee Benefits Administrative Committee, c/o TE Law Department,

1050 Westlakes Drive, Berwyn, PA 19312-2423 or to such other person or entity as the Appeal Committee may designate from time to time. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
10.19Amendment and Termination. The Plan may be amended, suspended, or terminated at any time by the Company in whole or in part in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant's Account determined as of the effective date of such amendment. In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by the Company or by the Plan Administrator if and to the extent recommended by counsel in order to conform to the requirements of Section 409A of the Code and regulations thereunder or to any other Section of the Code or regulation that bears on the tax-deferred character of the benefits provided hereunder or to maintain the tax-qualified status of the RSIP. In the event of any suspension or termination of the Plan or any portion thereof, payment of affected Participants' Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all such Participants if and to the extent that such acceleration is permitted under Section 409A of the Code and regulations thereunder).
10.20Delay of Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a "specified employee" as of the date of such Participant's Separation from Service within the meaning of Section 409A(a)(2)(B)(i) of the Code, no Separation Payments under this Plan may be made, or may commence, before the date which is six months after such Participant's Separation from Service date (or, if earlier, the date of the Participant's death).
10.21Special Rule Regarding Election Changes on or Before December 31, 2008. To the extent permitted under the provisions of Internal Revenue Service Notice 2005-1, A-19(c) and subsequent related guidance, the Company may, in its sole discretion, permit a Participant to modify an existing election with respect to the timing and form of payment of the Participant's Account hereunder, including, in the Company's discretion, amounts deferred under the Tyco Deferred Compensation Plan that were vested as of December 31, 2004 and would otherwise not be subject to the provisions of this Plan, without regard to the limitations set forth in Section 8.2, so long as (i) such modification is made on or before December 31, 2008, (ii) such modified election is consistent with the provisions of Sections 8.1 and 10.19 hereof, and (iii) the modified election is made in a year prior to the year in which payment would have been made hereunder but for such election. Participants who are offered such an election for amounts deferred under this Plan (or under a predecessor plan) prior to the Restated Effective Date and who decline to make such an election shall thereafter have that portion of their Account attributable to such deferrals governed by the provisions of this Plan as in effect as of the Restated Effective Date and any previous elections applicable thereto (except to the extent otherwise required in order to comply with Section 409A of the Code).

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